CONTACT:	Michal D. Cann - President & CEO Phyllis A. Hawkins - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY REPORTS SECOND QUARTER RESULTS;
WHIDBEY ISLAND BANK SUBSIDIARY SHOWS STRONG LOAN AND DEPOSIT GROWTH

OAK HARBOR, WA – July 29, 2004 – Washington Banking Company (Nasdaq: WBCO) today reported that strong production at its Whidbey Island Bank subsidiary helped withstand the operating loss and costs associated with the closing of Washington Funding Group (WFG), a wholesale mortgage subsidiary. Net income was $1.2 million, or $0.22 per diluted share in the second quarter, compared to $1.4 million, or $0.26 per diluted share in the second quarter last year. For the six-month period, net income was $2.3 million, or $0.42 per diluted share, versus $2.7 million, or $0.48 per diluted share in the first half of 2003, representing a decrease of 12% in both the quarter and six-month period ended June 30, 2004. Per share data has been adjusted to reflect the 15% stock dividend issued February 26, 2004.

After-tax losses associated with Washington Funding Group were $247,000 in the second quarter, and $370,000 in the first half of 2004. Excluding the discontinued operations for WFG, on an after-tax basis, Washington Banking Company’s net income in the second quarter increased 3% from the second quarter last year, to $1.5 million, or $0.27 per diluted share, compared to $1.4 million, or $0.26 per diluted share a year ago. For the six-month period, net income from continuing operations was flat from a year ago at $2.7 million, and earnings were $0.48 per diluted share in the first half of 2004, compared to $0.50 per diluted share in the first half of last year.

“With WFG behind us, we are focusing our efforts on the bank and maximizing profits,” stated Michal Cann, President and CEO. “Our Whidbey Island Bank subsidiary continues to perform well, with strong loan and deposit growth from a year ago. However, when we announced our earnings target for 2004, we anticipated that WFG would be profitable. In light of its operating loss and the expenses associated with its closure, I now believe that it will be difficult to post a substantial increase in annual profits over last year.”

Significant second quarter events include:

  The closure of WFG and the recognition of costs associated with the subsidiary.
  Strong net loan growth of 11% over second quarter last year.
  Solid 12% increase in deposits over a year ago.
  Purchase of $10.0 million in Bank Owned Life Insurance (BOLI) to enhance noninterest income going forward.
  Sale of $5.8 million in municipal securities investments to help improve the interest sensitivity position.
  Purchase of a building for housing the Operations Center to consolidate back office functions and improve efficiencies.

Loan portfolio growth was most apparent in three categories. For the one-year period since June 30, 2003, real estate construction loans increased 61% to $87.6 million, commercial real estate loans increased 39% to $159.3 million, and consumer loans grew 9% to $181.7 million. Net loans increased 11% to $549.3 million, compared to $494.6 million at June 30, 2003. Total assets grew 10% to $633.5 million, from $573.5 million at the end of the second quarter last year.

At June 30, 2004, real estate construction loans grew to 16% of the portfolio, compared to 11% a year earlier, and commercial real estate loans were 29% of the portfolio, compared to 23% a year ago. Commercial loans decreased to 15% of total loans at June 30, 2004, from 18% at the end of the second quarter last year, while one-to-four family mortgages decreased to 8% of the loan portfolio from 15%, for the same periods. Consumer loans remained at 33% of the loan portfolio at June 30, 2004 and 2003. The consumer portfolio includes loans originated indirectly by selected dealers. Of these indirect loans, $10.0 million is currently listed as Loans Held for Sale. Previously, Loans Held for Sale consisted only of mortgage loans originated and intended for sale in the secondary market.

“Although mortgage loans originated and held for sale have declined, our total loan growth continues to be strong,” Cann said. “We have added to our customer base and increased our core deposits. Our focus on building low-cost deposits is part of a strategy that should result in enhanced profitability as we move into the second half of the year.”

Total deposits were $558.0 million at quarter-end, compared to $499.1 million a year prior; a 12% increase. “Our efforts to increase deposits through strong customer relationships have been paying off,” said Phyllis Hawkins, Senior Vice President and CFO. “We have shown double-digit growth in average balances in both demand and low-cost interest-bearing accounts from a year ago, while CDs have increased 9%. These are stable deposits that are helping us build a solid foundation for future growth.”

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WBCO – 2Q04 Results
July 29, 2004
Page Two

The Company recently completed the purchase of an office building in Oak Harbor and plans to sell two other properties. “Consolidating our back office operations into one building will help us improve efficiencies and allow some room for growth without incurring additional occupancy expense,” stated Hawkins. Washington Banking Company’s efficiency ratio was 66.25% in the second quarter and 67.18% in the first half of 2004, compared to 62.69% and 63.78% in the respective periods last year.

Return on average equity (ROE) was 10.95% and return on average assets (ROA) was 0.80% in the second quarter of 2004, compared to 13.87% and 1.02%, respectively, the previous year. For the six-month period, ROE was 10.40% and ROA was 0.77% in 2004, versus 13.18% and 0.98%, respectively, in the first half of 2003.

Revenues (net interest income before the provision for loan losses plus non-interest income) were $8.9 million in the second quarter of 2004, compared to $8.2 million a year ago. For the six-month period ended June 30, 2004, revenues were $17.3 million, up from $16.0 million in the first half of last year.

“Revenues increased 9% for the quarter and 8% for the six-month period, despite lower gain on sale of loans,” Hawkins said. “Interest income has grown with our loan portfolio and interest expense has declined with rates. In addition, service charges have increased dramatically at WIB, up 49% quarter-to-quarter and up 53% on a six-month basis. Moving forward, BOLI will contribute moderately to noninterest income each quarter.”

Net interest income increased 6% to $7.3 million, compared to $6.9 million in the second quarter of 2003, reflecting increased interest income and lower interest expense. For the six-month period ended June 30, 2004, net interest income grew 7% to $14.4 million, compared to $13.4 million in the first half of 2003. Noninterest income grew 20% to $1.6 million, from $1.3 million a year ago, with increased service charges offsetting the decreased gain on sale of loans. Noninterest income was up 12% to $2.9 million, from $2.6 million in the six-month period last year. Noninterest expense was up 15% to $5.9 million, from $5.1 million in the second quarter of 2003, primarily due to increased compensation and benefit expenses. Noninterest expense increased 14% to $11.6 million, compared to $10.2 million in the first half of last year.

“Our net interest margin has been holding up very well relative to our peer group, despite extremely aggressive loan pricing in our immediate market area,” Hawkins said. Net interest margin was 5.09% in the second quarter and 5.12% in the first half of 2004, compared to 5.35% and 5.32%, respectively, a year ago.

Nonperforming assets (NPAs) totaled $5.3 million at the end of June 2004, compared to $4.7 million at the end of 2003 and $4.3 million a year ago. NPAs were 0.83% of assets at the end of June 2004, up slightly from 0.80% of assets six months prior and 0.74% a year earlier. The allowance for loan losses increased 16% from a year ago to $6.9 million, representing 1.28% of loans (excluding loans held for sale), and 132% of nonperforming assets. A loan in the amount of $2.6 million listed as impaired since December 2003 has been removed from impaired status. The balance has been significantly reduced and the credit is performing. Management has identified an additional $120,000 in potential problem loans, which are current and well secured, and does not expect any related losses.

Shareholders’ equity increased 11% to $46.3 million at the end of the second quarter, and book value per share grew to $8.55 at June 30, 2004, from $7.80 a year ago.

Management will host a conference call today, July 29, at 10:00 am PDT (1:00 pm EDT) to discuss results for the second quarter and first half of 2004. Investment professionals are invited to participate by dialing (303) 262-2130, while all current and prospective shareholders are invited to listen to the call live or via replay on Whidbey Island Bank’s website, www.wibank.com. Shortly after the call concludes, the replay will be archived for three weeks at (303) 590-3000, using access code 11001631#.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 18 full-service branches located in Island, Skagit, Whatcom and Snohomish counties in Northwestern Washington.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements which reflects management’s views only as of the date hereof. The words “expect,” “should,” “likely,” “anticipate,” “believe” and words of similar meaning are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) unexpected changes in interest rates and their impact on net interest margin; (3) future costs associated with WFG; (4) competitive pressure among financial institutions; (5) legislation or regulatory requirement; and (6) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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WBCO – 2Q04 Results
July 29, 2004
Page Three

CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands except per share data)	June 30, 2004	December 31, 2003	June 30, 2003
Assets
Cash and Due from Banks	$19,832	$15,454	$22,692
Interest-Earning Deposits with Banks	210	356	7,595
Fed Funds Sold	5,510	4,795	—

Total Cash and Cash Equivalents	25,552	20,605	30,287

Securities Available for Sale	19,259	15,421	7,888
Securities Held to Maturity	—	14,745	14,194

Total Securities	19,259	30,166	22,082

Subsidiary Investment	320	—	—
FHLB Stock	2,325	2,280	2,222

Loans Held for Sale	15,859	8,251	36,210
Loans Receivable	540,336	499,919	464,307
Less: Allowance for Loan Losses	(6,926)	(6,116)	(5,947)

Loans, Net	549,269	502,054	494,570

Premises and Equipment, Net	20,496	19,814	17,648
Bank Owned Life Insurance	10,010	—	—
Other Real Estate Owned	426	504	882
Deferred Tax Assets	1,578	1,659	1,212
Other Assets	4,236	4,659	4,549

Total Assets	$633,471	$581,741	$573,452

Liabilities and Shareholders Equity
Deposits:
Noninterest-Bearing	$75,560	$75,756	$78,084
Savings Accounts	267,424	238,180	230,217
Time Deposits	215,028	187,561	190,793

Total Deposits	558,012	501,497	499,094

Fed Funds Purchased	4,000	5,000	—
Other Borrowed Funds	7,500	12,500	15,000
Junior Subordinated Debentures (1)	15,007	—	—
Trust Preferred Securities	—	15,000	15,000
Other Liabilities	2,680	3,384	2,597

Total Liabilities	587,199	537,381	531,691

Shareholders' Equity:
Preferred Stock (no par value)
Authorized 20,000 Shares:
None Outstanding	—	—	—

Common Stock (no par value)
Authorized 10,000,000 Shares:
Issued and Outstanding 5,409,999 at 6/30/04, 5,357,880 at 12/31/03 and 4,656,378 at 6/30/03	31,291	31,125	21,347
Retained Earnings	14,878	13,273	20,372
Unrealized Gain (Loss) on Securities Available for Sale, Net of Tax	103	(38)	42

Total Shareholders' Equity	46,272	44,360	41,761

Total Liabilities and Shareholders' Equity	$633,471	$581,741	$573,452

(1) The Financial Accounting Standards Board issued Interpretation No. 46R which calls for the deconsolidation of trust preferred securities.

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WBCO – 2Q04 Results
July 29, 2004
Page Four

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2004	2003	2004	2003
Interest Income
Loans	$9,258	$8,824	$18,110	$17,326
Taxable Investment Securities	79	65	187	141
Tax Exempt Securities	139	166	302	335
Other	52	99	93	218

Total Interest Income	9,528	9,154	18,692	18,020

Interest Expense
Deposits	1,894	1,905	3,667	3,900
Other Borrowings	101	154	247	310
Junior Subordinated Debentures (1)	184	—	364	—
Trust Preferred Securities	—	189	—	378

Total Interest Expense	2,179	2,248	4,278	4,588

Net Interest Income	7,349	6,906	14,414	13,432

Provision for Loan Losses	(775)	(837)	(1,600)	(1,600)

Net Interest Income after Provision for Loan Losses	6,574	6,069	12,814	11,832

Noninterest Income
Service Charges and Fees	771	517	1,517	994
Gain on Sale of Securities	144	—	144	—
Gain on Sale of Loans	372	504	624	962
Secondary Market Income	28	64	54	133
ATM Income	155	118	280	216
Other Income	96	99	250	267

Total Noninterest Income	1,566	1,302	2,869	2,572

Noninterest Expense
Compensation and Employee Benefits	3,421	3,014	6,906	6,036
Occupancy	991	875	1,962	1,711
Office Supplies and Printing	163	158	316	328
Data Processing	126	107	242	222
Consulting and Professional Fees	123	91	206	144
Other	1,082	901	1,979	1,767

Total Noninterest Expense	5,906	5,146	11,611	10,208

Income before Income Taxes	2,234	2,225	4,072	4,196
Provision for Income Taxes	(742)	(781)	(1,362)	(1,455)

Income from Continuing Operations	1,492	1,444	2,710	2,741
Loss from Discontinued Operations, Net of Tax	(247)	(24)	(370)	(81)

Net Income	$1,245	$1,420	$2,340	$2,660

Net Income per Common Share (2)
Basic
Continuing Operations	$0.28	$0.27	$0.50	$0.51
Disontinued Operations	(0.05)	—	(0.07)	(0.01)

Net Income	$0.23	$0.27	$0.43	$0.50

Diluted
Continuing Operations	$0.27	$0.26	$0.48	$0.50
Disontinued Operations	(0.05)	—	(0.06)	(0.02)

Net Income	$0.22	$0.26	$0.42	$0.48

Average Number of Common Shares Outstanding (2)	5,409,985	5,354,835	5,399,381	5,327,703
Fully Diluted Average Common and Common
Equivalent Shares Outstanding (2)	5,612,460	5,562,041	5,603,816	5,519,980

(1) The Financial Accounting Standards Board issued Interpretation No. 46R which calls for the deconsolidation of trust preferred securities.
(2) Adjusted for 15% stock dividend distributed 2/26/04.

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WBCO – 2Q04 Results
July 29, 2004
Page Five

FINANCIAL STATISTICS (unaudited) ($ in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues (1)	$8,915	$8,208	$17,283	$16,004

Averages
Total Assets	$623,615	$556,763	$607,772	$544,737
Loans	$545,394	$469,568	$530,563	$455,574
Interest Earning Assets	$581,390	$520,648	$567,348	$509,024
Deposits	$549,622	$483,032	$530,676	$471,714
Shareholders' Equity	$45,481	$40,941	$44,985	$40,362

Financial Ratios
Return on Average Assets, Annualized	0.80%	1.02%	0.77%	0.98%
Return on Average Equity, Annualized	10.95%	13.87%	10.40%	13.18%
Average Equity to Average Assets	7.29%	7.35%	7.40%	7.41%
Efficiency Ratio (2)	66.25%	62.69%	67.18%	63.78%
Net Interest Margin	5.09%	5.35%	5.12%	5.32%
Net Interest Spread	4.82%	5.07%	4.84%	5.04%

Period End	June 30, 2004	December 31, 2003	June 30, 2003
Book Value Per Share (3)	$8.55	$8.28	$7.80

Nonperforming Assets
Nonaccrual Loans	$4,829	$4,158	$3,370
Restructured Loans	—	—	—

Total Nonperforming Loans	4,829	4,158	3,370
Real Estate Owned	426	504	882

Total Nonperforming Assets	$5,255	$4,662	$4,252

Potential Problem Loans	$120	$314	$711
Impaired Loans	—	2,563	—

Nonperforming Loans to Loans (4)	0.89%	0.83%	0.73%
Nonperforming Assets to Assets	0.83%	0.80%	0.74%
Allowance for Loan Losses to Nonperforming Loans	143.43%	147.09%	176.47%
Allowance for Loan Losses to Nonperforming Assets	131.80%	131.19%	139.86%
Allowance for Loan Losses to Loans (4)	1.28%	1.22%	1.28%

Loan Portfolio
Commercial	$84,098	$87,371	$92,180
Real Estate Mortgages
1 - 4 Family Residential	42,994	43,460	72,726
Commercial	159,344	133,539	114,271
Real Estate Construction	87,611	70,974	54,451
Consumer	181,717	172,406	166,514
Deferred Fees	431	420	375

Total Loans	$556,195	$508,170	$500,517

(1) Revenues is net interest income before provision for loan losses plus noninterest income.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(3) Adjusted for 15% stock dividend distributed on 2/26/04.
(4) Excludes loans held for sale.

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NOTE: Transmitted on Business Wire at 5:00 a.m. PDT, July 29, 2004.